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                                                                 EXHIBIT 10.28.5

                               FOURTH AMENDMENT TO
                         THE COVENTRY HEALTH CARE, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

           WHEREAS, by resolution dated November 4, 1999, the Board of Directors of Coventry Health Care, Inc. (the "Company") authorized the amendment of the Coventry Health Care, Inc. Supplemental Executive Retirement Plan (the "SERP") to: (i) revise the definition of Compensation to exclude income or proceeds from the Company's Stock Incentive Plan and relocation payments; (ii) clarify the amounts that an Eligible Employee may defer to the SERP; (iii) revise the methodology used to calculate benefit payments to provide for annual recalculation of the monthly payments; and (iv) specifically delegate full power and discretionary authority to the 401(k) Plan Investment Committee to administer the SERP.

           NOW, THEREFORE, the Company hereby amends the SERP as follows:

1. Section 2.5 is amended, effective as of January 1, 1999, to provide as follows:

                               2.5 Committee. "Committee" means the Company's 401(k) Plan Investment Committee.

2. Section 2.6 is amended, effective January 1, 1999, to provide as follows:

                               2.6 Compensation. "Compensation" means the total compensation paid by the Employer to a Participant during the Plan Year, excluding income or proceeds from the Company's Stock Incentive Plan and relocation payments, but including base pay, annual management incentive pay, commissions, and amounts not included in income by reason of a Participant's agreement to defer Compensation under the terms of this Plan or a Participant's election under a cash or deferred arrangement under section 401(k) of the Code or a cafeteria plan described in Section 125 of the Code.

3. Section 2.7 is amended, effective January 1, 1999, to provide as follows:

                               2.7 Deferred Compensation. "Deferred
                               Compensation" means the amount of Compensation not yet earned during the Plan Year that the Participant and the Employer mutually agree shall be deferred in accordance with the provisions of
                               Section 3.2(a) of this Plan.

4. Section 3.2(a) is amended, effective January 1, 2000, to provide as follows:

                               (a) Form of Deferral. An Eligible Employee may become a Participant by properly executing a Deferred Compensation Agreement and filing such Agreement with the Committee. An Eligible Employee may elect to defer, in whole percentages, 1% to 15% of his base salary (net of salary deferral contributions to a cash or deferred arrangement under section 401(k) of the
                               Code) per pay period and 1% to 100% of his annual management incentive pay for a Plan Year. The Deferred Compensation Agreement shall be executed before the first day of the Plan Year (pursuant to Section 3.2(b) hereof) for which the Deferred Compensation is otherwise payable and shall be effective as of the first day of the first payroll period beginning in such Plan Year; provided,


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                               however, that in the first year that an Employee
                               becomes an Eligible Employee, such Eligible
                               Employee may make an election within 30 days after becoming an Eligible Employee to defer a portion of his base salary (net of salary deferral contributions to a cash or deferred arrangement under section 401(k) of the Code) and annual management incentive pay for a Plan Year, as otherwise set forth in this paragraph, for services to be performed after he becomes an Eligible Employee and such Eligible Employee's Deferred Compensation Agreement shall be effective as of the first day of the payroll period beginning immediately following the execution of such Agreement, or the effective date of such Agreement, if later.

5. Section 5.6(a) is amended, effective as of January 1, 2000, to provide as follows:

                               (a) Monthly installments over a period of sixty
                               (60) months paid each month. The monthly payment amount will be determined by dividing the balance in the Participant's Deferred Compensation Account by sixty (60), and adjusted each January 1 thereafter to reflect the then remaining number of months in the payment period. The last monthly payment will be equal to the remaining balance in the Participant's Deferred Compensation Account.

6. Section 7.1 is amended, effective as January 1, 1999, to provide as follows:

                               7.1 Committee. This Plan shall be administered by the Committee. Members of the Committee may be Participants under the Plan. The Committee shall have full power and discretionary authority to administer, interpret and construe this Plan, to determine and review claims for benefits under this Plan, to establish rules and regulations, to delegate responsibilities to others to assist it in administering this Plan, to establish investment guidelines, and to perform all other acts it believes reasonable and proper in connection with the administration of this Plan. The Committee shall rely on the records of the Company in determining benefits hereunder. The Plan shall be administered and interpreted consistent with the intention that the Plan shall constitute a plan which, for purposes of ERISA, is unfunded and maintained for a select group of management or highly compensated employees.

           IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to the Coventry Health Care, Inc. Supplemental Executive Retirement Plan to be executed by its duly authorized officer this 4th day of November, 1999.

Attest:                                           COVENTRY HEALTH CARE, INC.

/s/ Tim A. Silvera                                /s/ Shirley R. Smith
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Vice President                                    Senior Vice President

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